UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
April 8, 2009

Rite Aid Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-5742	23-1614034
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 Hunter Lane, Camp Hill, Pennsylvania 17011
(Address of principal executive offices, including zip code)

(717) 761-2633
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)        On April 8, 2009, George G. Golleher notified the Board of Directors (the "Board") of Rite Aid Corporation (the "Company") of his decision to resign from the Board effective as of April 14, 2009.

(d)        On April 8, 2009, the Board appointed David R. Jessick as a member of the Board, effective as of April 14, 2009, to fill the vacancy created by Mr. Golleher’s resignation.  Mr. Jessick's term will expire at the Company's 2010 annual meeting of stockholders.

Mr. Jessick previously served as a consultant to the Chief Executive Officer and senior management of the Company from July 2002 to February 2005 and as Senior Executive Vice President, Chief Administrative Officer from December 1999 to July 2002.  From January 1997 to July 1999, Mr. Jessick was Chief Financial Officer and Executive Vice President, Finance and Investor Relations of Fred Meyer, Inc.  Prior to that, Mr. Jessick spent 17 years with Thrifty PayLess Holdings, Inc., with his last position being Executive Vice President and Chief Financial Officer.  Mr. Jessick also served as non-executive Chairman of the Board of Pathmark Stores, Inc. from August 2005 to December 2007.

It is expected that Mr. Jessick will be appointed to the audit committee.  Mr. Jessick was not selected as a director pursuant to any arrangement or understanding with any other person.  As a non-employee director, Mr. Jessick will receive compensation in accordance with the Company's policies for compensating outside directors.  Pursuant to the terms of a deferred compensation program in place during Mr. Jessick's prior service with the Company, Mr. Jessick received a payment of approximately $109,000 in fiscal 2009 and a final payment of approximately $61,000 in March 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    April 14, 2009

By:	/s/ Marc A. Strassler
	Name:	Marc A. Strassler
	Title:	Executive Vice President,General Counsel and Secretary